Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Applied Minerals, Inc. of our report, dated March 15, 2012 included in Annual Report on Form 10-K of Applied Minerals, Inc., filed on March 14, 2014, relating to the consolidated statement of operations, comprehensive loss, stockholders’ equity of Applied Minerals, Inc. for the year ended December 31, 2011 and the cumulative period from inception (January 1, 2009) through December 31, 2011.  We further consent to the reference to our firm as “experts” in the Registration Statement.

 /s/PMB Helin Donovan, LLP

PMB Helin Donovan, LLP

Spokane, WA

February 17, 2015